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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Directors and Shareholders of
PetroFina S.A.:

     We consent to the incorporation by reference in the Registration Statement of PetroFina S.A. on Form F-3 (File No. 333-49315) of our report dated March 23, 1999, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1999, relating to the consolidated balance sheet of PetroFina S.A. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended.

/s/  MICHEL DENAYER
---------------------------------------------------------
Michel Denayer

Deloitte & Touche Reviseurs d'Entreprises scc

June 30, 2000

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